DocuSign Envelope ID: C7648EEF-BCE5-48C4-B78C-E3D684BB9F7F

Exhibit 10.9

Mind Medicine, Inc. One World Trade Center, Suite 8500 New York, NY 10007

Cynthia Hu

XXXXXXXXXX
XXXXXXXXX

VIA E-MAIL XXXXXXXXXX

November 23, 2021 (as modified November 29, 2021)

Re: Offer of Employment - Chief Legal Officer & Corporate Secretary

Dear Cynthia:

Mind Medicine, inc. (the “Company”) is please to offer you employment with the Company, on the terms described below.

1.
Position. You will start in a full-time position as Chief Legal Officer & Corporate Secretary which reports directly to Company’s Chief Executive Officer and with a dotted line to the Company’s Board of Directors. This offer is made on the following terms. Your position is remote-based. Your work will be based out of your home in XXXXXXXXXX. However, you will be expected to make such business trips to such places as may be necessary or advisable for the efficient operations of the Company. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.
Compensation. Your full-time base cash salary will be at the rate of $365,000 per year, payable on the Company’s regular payroll dates, subject to tax and other withholdings as required by law. You will also be eligible for an annual bonus of up to 40% of your then current base cash salary accrued on a daily basis. The annual bonus, if any, will be determined by the Board of Directors of the Company in its sole discretion. If your employment is terminated by either you or the Company for any reason prior to the date bonuses are awarded to you based on an annual performance review, you are not eligible for a bonus, prorated or otherwise.

You shall receive a one-time signing bonus to be paid on a date to be determined by the Company, which date shall ordinarily be no later than 21 days after you commence employment with the Company, or as soon thereafter as is practicable. The signing bonus shall be in the amount of $40,000 (less payroll deductions and all required withholdings). You will earn, and be permitted to retain, the full amount of the signing bonus if you remain employed by the Company through one (1) year anniversary of your start date. By signing below, you acknowledge and agree that, if before such one (1) year anniversary date, your employment terminates for any reason, you will be required to immediately re-pay a pro-rata portion of the

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signing bonus (with such pro-rata amount based on the number of days employed during such one year period).

Your employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. You will be eligible to participate on the same basis as similarly-situated employees in the Company’s benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

3.
Payroll and Equity Compensation. You will be paid on the Company’s regular payroll dates (currently semi-monthly) and you will be eligible for standard Company benefits relating to medical insurance, vacation, sick leave, and holidays, as they become available. The Company may modify compensation and benefits from time to time as it deems necessary, provided however, in no event shall the annual base salary be less than $365,000, unless mutually agreed. You will also be eligible to participate in the company’s stock option plan and performance and restricted unit plan, the details of which will be decided by the Compensation Committee of the Board of Directors.

4.
Options Grant and Restricted Stock Units. You will also be eligible to participate in the Company’s stock option plan and performance and restricted stock unit plan. I will recommend to the Board or Directors of the Company that you be granted: (i) an option to purchase shares of the Company’s common stock (“Option”), and (ii) a right to receive restricted stock units of the Company (“RSUs”). As you know, the Company and its Compensation Committee are in the process of conducting an executive compensation review and has retained a third-party compensation consulting firm, Compensia, to conduct this analysis. The amounts of both the Option and RSU equity grants will be determined based on the outcome of this analysis. The total dollar value of equity grants will be in line with the Company’s peers and in accordance with the Company’s Compensation Committee’s determinations as they relate to executive compensation. These will need to be approved by the Board of Directors.

The Option will vest as follows: 25% of the shares on the first anniversary of your employment, 1/36th of the remaining shares per month thereafter over 36 months. The RSUs will vest as follows: 25% of the units on the first anniversary of your employment, 1/36th of the remaining units per month thereafter over 36 months. The Option and the RSUs are subject to applicable Grant Agreements as well as Company’s Stock option plan and Performance and Restricted Unit Plan, respectively.

5.
Proprietary Information and Inventions Agreement. As a Company employee, you will be expected to abide by Company rules and regulations and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other people to whom you have the obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with

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training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

6.
Work Site. The Company maintains highly flexible working conditions. Your status will be as an exempt, salaried employee and you will not be placed on a fixed work schedule but will be expected to be available as required by the nature of your work assignments.

7.
At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which you believe may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

8.
Additional Agreements. As a condition of your employment, you agree to execute any additional agreements required by the Company at the start of your employment. This includes any agreements that relate to your confidentiality or intellectual property assignment obligations to the Company. You further agree that at all times during your employment (and afterward as applicable), you will be bound by, and will fully comply with, these additional agreements.

9.
Contingencies. This offer is contingent upon the successful completion of any background or reference checks desired by the Company. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days following the start of your employment, or our employment relationship with you may be terminated.

Subject to approval of the Board, following completion of its work with the compensation consulting firm, the Board will make an equity grant to you in connection with your new Employment Agreement. The specific type of equity, terms, conditions and vesting schedule will be as set forth in the Company’s then effective equity plan and applicable grant documents.

You will have the opportunity to review any public disclosures, announcement, and/or SEC filings, if applicable, in connection with your joining the Company.

10.
Miscellaneous.
(a)
Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

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(b)
Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution via DocuSign (or similar online execution platform), facsimile copy or scanned image will have the same force and effect as execution of an original, and a DocuSign, facsimile signature or scanned image will be deemed an original and valid signature.
(c)
Governing Law. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company (the “Disputes”) will be governed by State of New York law, excluding laws relating to conflicts or choice of law.
(d)
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(e)
Other Advisory Roles. During your employment with MindMed, you may continue your advisory roles on boards or advisory boards so long as there is no actual or appearance of conflict of interest and the Company has provided pre-clearance approval. The Company approves your advisory roles at XXXXXXXXXX XXXXXXXXXX XXXXXX X X XXXXXXXXXX.

[Signature Page Follows]

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If you wish to accept this offer, please sign and date both this letter and the enclosed Proprietary Information and Inventions Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on December 1, 2021.

We look forward to having you join us. Your employment shall be effective as of December 6, 2021.

Sincerely,

MIND MEDICINE (MINDMED), INC.
By:	/s/ Rob Barrow
(Signature)

Name:	Rob Barrow
Title:	Chief Executive Officer

ACCEPTED AND AGREED

Cynthia Hu

/s/ Cynthia hu
(Signature)
12/1/2021

Date

Start Date: 12/06/2021

Attachment A: Proprietary Information and Inventions Agreement

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ATTACHMENT A

PROPRIETARY INFORMATION AND
INVENTIONS AGREEMENT

(See Attached)

260322894

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